EX-99.2

Contacts:
Karian Wong	Charlie Vaida
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3182
investorrelations@irobot.com	cvaida@irobot.com

iRobot Announces Executive Transitions

BEDFORD, Mass., November 6, 2024 – iRobot Corp. (NASDAQ: IRBT), a leader in consumer robots, today announced that Julie Zeiler, the company’s chief financial officer, and Russ Campanello, the company’s chief human resources officer, will retire, effective December 2, 2024. Karian Wong, iRobot’s senior vice president and principal accounting officer, will succeed Ms. Zeiler as chief financial officer, and Jules Connelly, the company’s former senior director of human resources, will succeed Mr. Campanello as chief human resources officer. As part of a planned succession, Ms. Zeiler and Mr. Campanello are expected to stay on in advisory roles through March 28, 2025.

“Karian and Jules each have an in-depth understanding and a unique historical perspective of iRobot, and represent our new generation of leaders,” said Gary Cohen, iRobot’s chief executive officer. “I look forward to working with them as we execute our Elevate turnaround strategy to reclaim iRobot’s position as the global innovation leader in consumer robots for the home and beyond.”
“Both Julie and Russ have contributed a tremendous amount in their time with iRobot. They have been instrumental in our aggressive efforts to position the company for profitability in what is a dynamic environment. On behalf of our board of directors, along with our entire leadership team, I want to thank them for their hard work and wish them nothing but the best.”

Ms. Wong has more than 25 years of auditing and accounting experience and has been with iRobot for over seven years. She joined iRobot in 2017 as VP of finance and chief accounting officer. She has served as SVP and principal accounting officer since 2021 and has led the company’s investor relations efforts for the past two years. Prior to joining iRobot, Ms. Wong was VP and controller at Nuance Communications, a publicly held computer software technology corporation, where she worked for 11 years. She was previously a senior audit manager at Ernst & Young. Ms. Wong is a graduate of the University of Arizona.

Ms. Connelly joined iRobot in 2017, rising to senior director of human resources in 2023. Throughout her career, Ms. Connelly has distinguished herself as an effective change agent with deep experience in designing and implementing effective HR processes and practices, particularly with respect to company culture and employee engagement. Prior to joining iRobot, she was the vice president of people operations at NutraClick, a technology-driven health and wellness products company. Ms. Connelly has a B.A. in psychology from the University of Connecticut.

About iRobot Corp.
iRobot is a global consumer robot company that designs and builds thoughtful robots and intelligent home innovations that make life better. iRobot introduced the first Roomba robot vacuum in 2002. Today, iRobot is a global enterprise that has sold more than 50 million robots worldwide. iRobot’s product portfolio features technologies and advanced concepts in cleaning, mapping and navigation. Working from this portfolio, iRobot engineers are building robots and smart home devices to help consumers make their homes easier to maintain and healthier places to live. For more information about iRobot, please visit www.irobot.com.

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to iRobot Corporation's expectations concerning executive transitions and execution of the company’s strategy. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.